Exhibit 10.10

DEVELOPMENT SERVICES RIGHTS AND MANAGEMENT SERVICES
RIGHTS CONTRIBUTION AGREEMENT

(PORTALS IV)

THIS DEVELOPMENT SERVICES RIGHTS AND MANAGEMENT SERVICES RIGHTS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of October 24, 2005 by and among REPUBLIC PROPERTIES CORPORATION, a District of Columbia corporation (“RPC”), RICHARD L. KRAMER (“Kramer”), STEVEN A. GRIGG (“Grigg”, together with Kramer and RPC, the “General Partners”) and REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”).

WHEREAS, in connection with the initial public offering (the “IPO”) of the common shares of beneficial interest, par value $.01 per share, of Republic Property Trust, a Maryland real estate investment trust (“Republic”), Republic and the Operating Partnership and their affiliates will complete a series of related transactions (collectively with the IPO, the “IPO Transactions”);

WHEREAS, Parcel 47E LLC, a Delaware limited liability company (“Owner”), intends to construct an office building (the “Improvements”) on real property located in the District of Columbia, which real property is described on Exhibit A hereto (the “Land”, and together with the Improvements, the “Property”);

WHEREAS, each of the General Partners are general partners of Portals Development Associates Limited Partnership, a Delaware limited partnership (“PDA”) and the general partner of the entity having a controlling interest in Owner, and pursuant to the agreement of limited partnership of PDA (the “PDA Partnership Agreement”), the General Partners are entitled to provide development services to the Owner with respect to the Property, in return for which certain fees are payable by PDA to each General Partner (the “Development Services”);

WHEREAS, pursuant to the PDA Partnership Agreement, upon completion of the Improvements, the General Partners, through PDA, shall have the right to provide property management services for the Property in return for certain fees payable by PDA to each General Partner (the “Management Services”); and

WHEREAS, in connection with the IPO Transactions, each General Partner desires to contribute to the Operating Partnership (i) its right to provide the Development Services under the PDA Partnership Agreement, as such services relate to the Property, and its right to receive a specified percentage of the fees that it is entitled to receive from PDA for providing such services, and (ii) its right to provide the Management Services for the Property under the PDA

Partnership Agreement and its right to receive a specified percentage of the fees that it is entitled to receive from PDA for providing such services.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I:  CONTRIBUTION; PAYMENT OF FEES

1.1           Contribution.

(a)           Subject to the terms and conditions hereof, the General Partners shall contribute to the Operating Partnership the following:

(x) (i) all rights of each General Partner, through PDA as a general partner of PDA, to provide to Owner the Development Services pursuant to the PDA Partnership Agreement, and (ii) all rights of each General Partner, through PDA as a general partner of PDA, to indemnification under the applicable provisions of the Development Services Agreement (as defined below) upon such agreement’s execution (the foregoing (i) and (ii), the “Development Services Rights”); and

(y) all rights of each General Partner, through PDA as a general partner of PDA, to provide to Owner the Management Services for the Property upon completion of the Improvements (the “Management Services Rights”).

1.2           Payment of Fees.  In consideration of the performance of the Development Services and the Management Services by the Operating Partnership (or its affiliates), the General Partners shall pay or cause to be paid the following fees to the Operating Partnership (or its affiliates):

(i)            a development services fee (the “Development Services Fee”) in an amount equal to three percent (3%) of the development costs of the Improvements (payable upon the commencement by Owner of the preparation of architectural plans, the seeking of financing or other pre-construction development activities with respect to the Property (the “Pre-Construction Period”)) net of land acquisition, interest and loan expenses and cash concessions to tenants of the Improvements; the General Partners shall pay or cause to be paid the Development Services Fee to the Operating Partnership on a monthly basis on the fifteenth day of each calendar month in the amount of three percent (3%) of such costs expended in the prior calendar month;

(ii)           pursuant to the Management Agreement (as hereinafter defined) and in consideration of the performance of the property management services by the Operating Partnership (or its affiliates) pursuant to the Management Services Rights, the Operating Partnership (or its affiliates) shall be paid a management fee (the “Management Fee”) equal to one percent (1%) of the gross rental receipts of the Property together with periodic payments for the cost of labor and personnel overhead to provide such services.

1.3           Development Services Agreement.  Upon the commencement of the Pre-Construction Period, the General Partners shall cause Owner and PDA to enter into a development services agreement (the “Development Services Agreement”) substantially in the form attached hereto as Exhibit B, with such changes thereto, if any, as may be required by any lender providing funds to pay any of the costs of development, construction, financing, ownership, carrying or operation of the Property.

1.4           Management Agreement.  Upon completion of the Improvements, the General Partners shall cause Owner and PDA to enter into a property management agreement (the “Management Agreement”) substantially in the form attached hereto as Exhibit C, with such changes thereto, if any, as may be required by any lender providing funds to pay any of the costs of development, construction, financing, ownership, carrying or operation of the Property.  For purposes of this Agreement, “completion of the Improvements” shall be deemed to have occurred when a certificate of occupancy has been issued for the base building shell and core for the Improvements by the appropriate governmental agency, or as otherwise agreed upon by the parties in the Development Services Agreement.

1.5           Prohibition on Funding/Fee Disputes

(a)           Republic acknowledges that it and its subsidiaries (including the Operating Partnership) shall be prohibited from providing any funding, payments, credit, equity investments or any other financial assistance to Owner, and that Republic shall undertake all commercially reasonable efforts to promptly collect all monies due pursuant to the terms hereof.

(b)           In the event that any material fee dispute arises with respect to any of the services to be provided to Owner pursuant to the terms hereof, the “independent” members of the Board of Trustees of Republic (as defined in Republic’s bylaws) shall undertake all commercially reasonable efforts to promptly resolve any such fee dispute.

ARTICLE II:  REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNERS

As a material inducement to the Operating Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, each of the General Partners hereby makes to the Operating Partnership each of the representations, warranties and covenants set forth in this Article II (other than any specific representations, warranties or covenants relating solely to RPC).  The representations and warranties set forth in this Article II are true and correct as of the date hereof.

2.1           Organization and Standing.  RPC is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia, is in good standing and is duly qualified and authorized to transact the business which it presently conducts, in all jurisdictions in which such qualification is required.

2.2           Authority.  The General Partners have full right, authority, power and/or capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered pursuant to this Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to transfer, sell and deliver all of their respective Development Services Rights and Management Services Rights to the Operating Partnership (or its designee) in accordance with this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of each General Partner pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such General Partner, each enforceable in accordance with its respective terms.

2.3           Noncontravention.  Neither the entry into nor the performance of, or compliance with, this Agreement by any General Partner has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its charter or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to such General Partner.

2.4           Litigation.  There is no litigation or proceeding, either judicial or administrative, pending or, to General Partners’ knowledge, threatened, affecting all or any portion of the Development Services Rights, the Management Services Rights or the General Partners’ ability to consummate the transactions contemplated hereby.  There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting all or any portion of the Development Services Rights or the Management Services Rights, which in any such case would impair the General Partners’ ability to enter into and perform all of such General Partner’s obligations under this Agreement.

2.5           No Insolvency Proceedings.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the knowledge of RPC, threatened against RPC, nor are any such proceedings contemplated by any General Partner.

2.6           No Brokers.  No General Partner has entered into, and each General Partner covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Operating Partnership to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby (other than underwriting fees paid in connection with the IPO).

2.7           Consents.  Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or third party necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the General Partners has been obtained or will be obtained on or before the Closing.

2.8           Status of the Property.  To the best knowledge of the General Partners, (i) Owner has good and valid fee simple marketable title to the Property subject only to those liens, encumbrances and other matters of record, none of which would materially impair the construction of the Improvements, (ii) the Property is subject to no mortgages or other similar liens of record, (iii) Owner has all permits, licenses and other governmental authorizations necessary for the ownership, use and operation of the Property, (iv) Owner and the Property are in compliance with all applicable zoning, subdivision, and other laws, statutes, regulations and ordinances and building codes applicable to Owner and the Property and have received no notices of violation thereof, (v) the Property is served by all necessary public utilities, (vi) all taxes imposed upon the Property or upon the operation of the Property have been paid and all returns required to be filed in connection therewith have been filed, (vii) there has been no disposal, spill, discharge, emission or release of any Hazardous Material on the Property and there are no Hazardous Materials located in, at, on, or under, the Property, in each case that is reasonably likely to require investigation, removal, remedial or corrective action, or the incurrence of any liability, by Owner under any Environmental Law, (viii) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other storage, treatment or disposal area containing Hazardous Materials located on the Property, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under the Property, and (ix) no lien has been recorded against the Property under any Environment Law.

For the purposes of this Section 2.8 the term “Environmental Laws” shall mean any laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment and the term “Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a “pollutants” “contaminants”, “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

2.9           Development Services Agreement; Management Agreement.    Upon their respective execution pursuant to Sections 1.3 and 1.4 hereof, the General Partners shall cause PDA to timely perform all of PDA’s obligations under the Development Services Agreement and the Management Agreement.

2.10         Reliance.  Each General Partner acknowledges that the Operating Partnership may rely upon the representations and warranties in this Article II in determining whether to enter into this Agreement.  Each General Partner agrees, severally and not jointly, to indemnify, defend and hold harmless the Operating Partnership and the officers, directors and affiliates thereof, and any employees or agents of any of the foregoing, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, any and all expenses, including attorneys’ fees, reasonably incurred in investigating, preparing or defending against any claim or litigation commenced or threatened) due to or arising out of a breach by such General Partner of any such representations or warranties (other than with respect to any representation, warranty or covenant relating solely to RPC).

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

As a material inducement to the General Partners to enter into this Agreement and to consummate the transactions contemplated hereby, the Operating Partnership hereby makes to the General Partners each of the representations, warranties and covenants set forth in this Article III.  The representations and warranties set forth in this Article III are true and correct as of the date hereof.

3.1           Organization and Standing.  The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under Delaware law, and has the requisite partnership power and authority to own and operate its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby.  The Operating Partnership is duly qualified to conduct business as a foreign partnership where necessary and is in good standing in the states in which it is so qualified.

3.2           Authority.  The Operating Partnership has full right, authority, power and capacity (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement; and (b) to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable in accordance with its respective terms.

3.3           Noncontravention.  Neither the entry into nor the performance of, or compliance with, this Agreement by the Operating Partnership has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its agreement of limited partnership or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Operating Partnership.

3.4.          Litigation.  There is no litigation or proceeding, either judicial or administrative, pending or, to the Operating Partnership’s knowledge, threatened, affecting the Operating Partnership’s ability to consummate the transactions contemplated hereby.  There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration which would materially impair the Operating Partnership’s ability to enter into and perform all of the Operating Partnership’s obligations under this Agreement.

3.5           No Brokers.  The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the General Partners to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

3.6           Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Operating Partnership has been obtained or will be obtained on or before the Closing.

3.7           Reliance.  The Operating Partnership acknowledges that the General Partners may rely upon the representations and warranties in this Article III in determining whether to enter into this Agreement.  The Operating Partnership agrees to indemnify, defend and hold harmless the General Partners and the officers, directors and affiliates thereof, and any employees or agents of any of the foregoing, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, any and all expenses, including attorneys’ fees, reasonably incurred in investigating, preparing or defending against any claim or litigation commenced or threatened) due to or arising out of a breach of any such representations or warranties.

ARTICLE IV:  CONDITIONS TO CLOSING

4.1           Conditions to the Operating Partnership’s Obligation to Close.  The obligation of the Operating Partnership to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the Operating Partnership):

(a)           IPO Transactions.  The IPO Transactions shall have occurred (or shall be occurring simultaneously with the Closing).

(b)           Representations and Warranties.  The representations and warranties made by the General Partners pursuant to this Agreement shall be true and correct in all material respects when made, and on and as of the Closing, as though such representations and warranties were made on the Closing.

(c)           Performance.  The General Partners shall have performed and complied with all agreements and covenants that each of them is required to perform or comply with pursuant to this Agreement prior to the Closing in all material respects.

(d)           Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(e)           Consents and Approvals.  All necessary consents of governmental and private parties to effect the transactions contemplated by this Agreement shall have been obtained.

4.2           Conditions to the General Partners’ Obligation to Close.  The obligation of the General Partners to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the General Partners):

(a)           Representation and Warranties.  The representations, warranties and covenants of the Operating Partnership contained in this Agreement shall be true and correct as of the Closing.

(b)           Performance.  The Operating Partnership shall have performed and complied with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing in all material respects.

(c)           Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d)           Consents and Approvals.  All necessary consents of governmental and private parties to effect the transactions contemplated by this Agreement shall have been obtained.

4.3           Further Assurances.  Each of the parties herein shall execute and deliver all such other and further instruments and documents and take or cause to be taken all such other and further actions that any other party may reasonably request in order to effect the transactions contemplated by this Agreement.

ARTICLE V:  CLOSING

5.1           Closing.  The closing hereunder (the “Closing”) shall occur on the same day as the closing of the IPO, as close in time to the closing of the IPO as is reasonably practicable under the circumstances.

5.2           Closing Delivery by the General Partners.  At the Closing, the General Partners shall deliver to the Operating Partnership a duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D (the “Assignment Agreement”), pursuant to which the

General Partners shall convey to the Operating Partnership or its designee the Development Services Rights and the Management Services Rights.

5.3           Closing Delivery by the Operating Partnership.  At the Closing, the Operating Partnership shall deliver to the General Partners a duly executed Assignment Agreement.

ARTICLE VI:  MISCELLANEOUS

6.1           Term of Agreement.  This Agreement may be terminated by the mutual consent of the parties at any time before the Closing.  If the Closing does not occur by September 30, 2006, this Agreement shall be deemed terminated and shall be of no further force and effect and neither the Operating Partnership nor the General Partners shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

6.2           Amendment; Consent of Independent Trustees; Waiver.  Any amendment hereto shall be effective only if signed by all parties hereto.  Any amendment hereto after the date of Closing is subject to the pre-approval of a majority of the “independent” members of the Board of Trustees of Republic (as defined in Republic’s bylaws), as general partner of the Operating Partnership, and no amendment may occur without such pre-approval.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

6.3           Entire Agreement; Counterparts; Applicable Law.  This Agreement (a) shall, together with the Partnership Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of law provisions thereof.

6.4           Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect; provided further, that this Agreement may be assigned by the Operating Partnership, without the prior written of the General Partners, in whole or in part to Republic Property TRS, LLC, a Delaware limited liability company and wholly owned subsidiary of the Operating Partnership, or to or among any other affiliate of the Operating Partnership, and upon such assignment, the assignee shall have the exclusive right and obligation to provide any services hereunder.

6.5           Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

6.6           Equitable Remedies.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

6.7           Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the parties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby.

6.8           Third Party Beneficiary.  Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer, or employee of any party to this Agreement or any other person or entity.

6.9           Termination of Development Services Rights and Management Services Rights.  Notwithstanding anything to the contrary herein, either the General Partners, together, or the Operating Partnership shall have the right to terminate its obligations with respect to the Development Services Rights or the Management Services Rights upon thirty (30) days written notice to the other party.

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IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement, or caused the Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

REPUBLIC PROPERTIES CORPORATION

By:	/s/ Steven A. Grigg
Name: Steven A. Grigg
Title: President

REPUBLIC PROPERTY LIMITED PARTNERSHIP

By: Republic Property Trust, its General Partner

By:	/s/ Mark R. Keller
Name: Mark R. Keller
Title: Chief Executive Officer

/s/ Richard L. Kramer
RICHARD L. KRAMER

/s/ Steven A. Grigg
STEVEN A. GRIGG

[Signature Page to Portals IV Development Services Rights and Management Services Rights Contribution Agreement]

REPUBLIC PROPERTY TRUST (solely for purposes of Section 1.5 hereof)

By:	/s/ Mark R. Keller
Name: Mark R. Keller
Title: Chief Executive Officer

[Signature Page to Portals IV Development Services Rights and Management Services Rights Contribution Agreement]